Exhibit 2.1
Execution Version
PURCHASE AND SALE AGREEMENT
by and between
COLT, LLC
as Seller
and
WPP LLC
as Buyer
September 10, 2009

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		1

1.1	Definitions.	1
1.2	Interpretations.	1

ARTICLE 2 PURCHASE AND SALE OF ASSETS		2

2.1	Purchase and Sale of Assets.	2
2.2	Excluded Assets.	2
2.3	Purchase Price.	2
2.4	Initial Closing.	4
2.5	Deliveries at the Initial Closing.	5
2.6	Subsequent Closings.	5
2.7	Seller’s Conditions to each Applicable Closing.	7
2.8	Buyer’s Conditions to each Applicable Closing.	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		8

3.1	Representations as to Seller and Transaction.	8
3.2	Representations and Warranties Concerning the Assets.	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		12

4.1	Representations and Warranties of Buyer.	12

ARTICLE 5 COVENANTS		13

5.1	Cooperation and Reasonable Efforts.	13
5.2	Possession and Retention of and Access to the Records.	14
5.3	Satisfaction of Conditions Precedent.	14
5.4	Notices and Consents.	14
5.5	Operation of Business.	14
5.6	Access to Information.	14
5.7	Buyer’s Credit Facility.	15
5.8	Use of Purchase Price.	15

ARTICLE 6 REMEDIES FOR BREACHES OF AGREEMENT		15

6.1	Survival of Representations, Warranties and Covenants.	15
6.2	Indemnification Provisions for Benefit of Buyer.	15
6.3	Indemnification Provisions for Benefit of Seller.	17
6.4	Determination of Adverse Consequences.	18
6.5	Notice of Asserted Liability; Opportunity to Defend.	19

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ARTICLE 7 TAX MATTERS		20

7.1	Cooperation on Tax Matters.	20
7.2	Certain Taxes.	21
7.3	Audits.	21
7.4	Control of Proceedings.	21
7.5	Powers of Attorney.	21
7.6	Remittance of Refunds.	22
7.7	Allocation of Purchase Price.	22
7.8	Closing Tax Certificate.	22
7.9	Property Taxes.	22

ARTICLE 8 MISCELLANEOUS		23

8.1	Insurance.	23
8.2	Press Releases and Public Announcements.	23
8.3	No Third Party Beneficiaries.	23
8.4	Succession and Assignment.	23
8.5	Counterparts.	23
8.6	Notices.	24
8.7	Governing Law.	25
8.8	Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process.	25
8.9	Waiver of Jury Trial.	25
8.10	Entire Agreement.	26
8.11	Severability.	26
8.12	Transaction Expenses.	26
8.13	Waiver.	26
8.14	Drafting.	26

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EXHIBITS

Exhibit A:	Definitions

Exhibit B:	Form of Mineral Deed

Exhibit C:	Form of Mineral Bill of Sale (Mineral Records)

Exhibit D:	Form of Coal Mining Lease

Exhibit E:	Form of Assignment and Assumption of Leases
SCHEDULES

Schedule 2.3(a)	Mineral Properties to be purchased at Closing

Schedule 2.3(b)	Mineral Properties to be purchased at Closing 2

Schedule 2.3(c)	Mineral Properties to be purchased at Closing 3

Schedule 2.3(d)	Mineral Properties to be purchased at Closing 4

Schedule 2.3(e)	Mineral Properties to be purchased at Closing 5

Schedule 2.3(f)	Mineral Properties to be purchased at Closing 6

Schedule 2.3(g)	Mineral Properties to be purchased at Closing 7

Schedule 2.3(h)	Mineral Properties to be purchased at Closing 8

Schedule 3.2(a)	Leases

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of September 10, 2009 is by and between WPP LLC, a Delaware limited liability company (“WPP” or “Buyer”) and Colt, LLC, a Delaware limited liability company (“Seller”). WPP and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
     WHEREAS, Seller is the owner of the Assets; and
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets in exchange for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement, the Mineral Deeds, the Coal Mining Lease and the other Transaction Documents.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Exhibit A.
     1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
          (a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          (b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
          (c) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to articles, sections or subdivisions hereof shall refer to the corresponding article, section or subdivision of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
          (d) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (e) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
          (f) The word “including” shall mean including without limitation.
          (g) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell to WPP, and WPP agrees to purchase from Seller, all of Seller’s right, title and interest in the following (collectively, the “Assets”):
          (a) the Mineral Properties;
          (b) the Leases; and
          (c) the Mineral Records.
     2.2 Excluded Assets. It is specifically agreed that Seller is not selling and Buyer is not purchasing the following assets, all of which shall be deemed excluded from the definition of “Assets” (the “Excluded Assets”):
          (a) Any cash, accounts receivable, notes receivable or cash equivalents of Seller attributable to the Applicable Assets purchased at the Applicable Closing and relating to the period prior to Applicable Closing (whether or not received after the Applicable Closing);
          (b) All surface real property rights except surface real property rights appurtenant to the mining of the Mineral Properties and the Leases; and
          (c) Any assets of Seller not specifically listed in Section 2.1 of this Agreement.
     2.3 Purchase Price. The “Purchase Price” to be delivered by Buyer for the Assets shall be $255,000,000 in the aggregate. Subject to Section 2.3(j), the Purchase Price shall be paid for the specific Assets as follows:
          (a) At Closing, Buyer shall pay Seller an aggregate of $10,000,000 by wire transfer of immediately available funds to an account designated by Seller not less than two days before Closing for the purchase of the Mineral Properties identified on Schedule 2.3(a) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 1”) and the related Mineral Records;
          (b) On January 11, 2010 (“Closing 2”), Buyer shall pay Seller an aggregate of $40,000,000 by wire transfer of immediately available funds to the same account or another account designated by Seller not less than two days before such transfer for the purchase of the Mineral Properties identified on Schedule 2.3(b) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 2”) and the related Mineral Records;
          (c) Five (5) days after Buyer’s receipt of written notice from Seller of Event 3 (“Closing 3”), Buyer shall pay Seller an aggregate of $70,000,000 by wire transfer of immediately available funds to the same account or another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(c) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 3”) and the related Mineral Records; provided that within such five-day period Buyer shall have verified such development; and Buyer shall promptly notify Seller in writing of such verification;
          (d) Five (5) days after Buyer’s receipt of written notice from Seller of Event 4 (“Closing 4”), Buyer shall pay Seller an aggregate of $25,000,000 by wire transfer of immediately available funds to the same account or to another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(d) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 4”) and the related Mineral Records; provided that within such five-day period Buyer shall have verified such acceptance; and Buyer shall promptly notify Seller in writing of such verification;
          (e) At the later of (i) September 30, 2010 and (ii) the payment date described in Section 2.3(d) (“Closing 5”), Buyer shall pay Seller an aggregate of $30,000,000 by wire transfer of immediately available funds to the same account or to another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(e) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 5”) and the related Mineral Records;
          (f) Five (5) days after Buyer’s receipt of written notice from Seller of Event 6 (“Closing 6”), Buyer shall pay Seller an aggregate of $40,000,000 by wire transfer of immediately available funds to the same account or to another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(f) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 6”) and the related Mineral Records; provided that within such five-day period Buyer shall have verified such completion; and Buyer shall promptly notify Seller in writing of such verification;

          (g) Five (5) days after Buyer’s receipt of written notice from Seller of Event 7 (“Closing 7”), Buyer shall pay Seller an aggregate $25,000,000 by wire transfer of immediately available funds to the same account or to another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(g) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 7”) and the related Mineral Records; provided that within such five-day period Buyer shall have verified such initiation; and Buyer shall promptly notify Seller in writing of such verification; and
          (h) At the later of (i) January 9, 2012, and (ii) the payment date described in Section 2.3(g) (“Closing 8”), Buyer shall pay Seller an aggregate $15,000,000 by wire transfer of immediately available funds to the same account or to another account designated by Seller not less than two days before such payment for the purchase of the Mineral Properties identified on Schedule 2.3(h) by special warranty deed in substantially the form attached as Exhibit B (the “Mineral Deed 8”), the Leases, and the related Mineral Records.
          (i) Seller shall make available to Buyer all information and documentation reasonably requested by Buyer in order for Buyer to deliver the written verifications required to be delivered by Buyer pursuant to Section 2.3(c), Section 2.3(d), Section 2.3(f) and Section 2.3(g).
          (j) If Buyer is unable to pay the applicable portion of the Purchase Price at an Applicable Closing due to a Financing Cessation, then Buyer shall immediately notify Seller in writing of the Financing Cessation and, then and only then, the Applicable Closing will be delayed up to 270 days, and during such 270-day period Buyer will not be in breach of or default under, and will have no liability under, this Agreement as a result of such failure to pay such portion of the Purchase Price, provided that Buyer is engaging in diligent efforts to end such Financing Cessation and pay the applicable portion of the Purchase Price as soon as commercially reasonable during such 270-day period.
     2.4 Initial Closing. The initial closing of the transactions contemplated by Section 2.3(a) (the “Closing”) shall take place on the date hereof (the “Closing Date”), and at such place as agreed by Seller and Buyer. Each of Closing 2 through Closing 8 (inclusive) (each, a “Subsequent Closing” and together with the Closing, each, an “Applicable Closing”) shall take place on the applicable date specified in Section 2.3 (each such date, and together with the Closing Date, each, an “Applicable Closing Date”) and at such time and place as agreed by Seller and Buyer. All of the deliveries of documents that are contemplated by this Agreement to be made at the Applicable Closing shall be delivered to the applicable Party or Parties by (i) in person delivery, (ii) overnight courier service for delivery on the Applicable Closing Date or (iii) if delivery by overnight courier service on the Applicable Closing Date is not practicable, then by facsimile on the Applicable Closing Date, with original executed documents delivered on the next succeeding business day. Any documents to be delivered to a Party on the Applicable Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions contemplated by this Article 2.
     2.5 Deliveries at the Initial Closing. At the initial Closing:
          (a) Seller will:
               (i) execute and deliver to WPP Mineral Deed 1, conveying to WPP the Applicable Mineral Properties and related mineral rights, together with any transfer Tax declarations required by applicable Law;
               (ii) execute and deliver to WPP the Mineral Bill of Sale in substantially the form of Exhibit C (the “Mineral Bill of Sale”), transferring to WPP title to the Mineral Records related to Mineral Deed 1;
               (iii) execute and deliver to Buyer a Global Coal Mining Lease in substantially the form attached hereto as Exhibit D (the “Coal Mining Lease”) related to the Applicable Mineral Properties referenced in the Mineral Deed 1 (as the same shall be amended at each Subsequent Closing);
               (iv) execute and deliver to Buyer Seller’s executed counterpart to any other Applicable Transaction Document to which Seller is a party related to transfer of the Applicable Mineral Properties referenced in the Mineral Deed 1;
               (v) deliver to Buyer possession of the Applicable Assets;
               (vi) deliver to Buyer the certificate required by Section 7.8 hereof; and
               (vii) deliver to Buyer copies of the Applicable Required Consents, which shall be on terms reasonably acceptable to Buyer.
          (b) WPP will:
               (i) execute and deliver to Seller the Coal Mining Lease;
               (ii) execute and deliver to Seller WPP’s executed counterpart to any other Applicable Transaction Document to which WPP is a party;
               (iii) deliver the portion of the Purchase Price payable to Seller in accordance with Section 2.3(a).
     2.6 Subsequent Closings. For each Subsequent Closing:
          (a) Seller will:

               (i) execute and deliver to WPP Mineral Deed 2, Mineral Deed 3, Mineral Deed 4, Mineral Deed 5, Mineral Deed 6, Mineral Deed 7 or Mineral Deed 8, as applicable, conveying to WPP the Applicable Mineral Properties and related mineral rights, together with any transfer Tax declarations required by applicable Law;
               (ii) execute and deliver to WPP a Mineral Bill of Sale, transferring to WPP title to the Mineral Records related to the Applicable Mineral Properties referenced in Mineral Deed 2, Mineral Deed 3, Mineral Deed 4, Mineral Deed 5, Mineral Deed 6, Mineral Deed 7 or Mineral Deed 8, as applicable;
               (iii) execute and deliver to Buyer Seller’s executed counterpart to any other Applicable Transaction Document to which Seller is a party related to transfer of the Applicable Mineral Properties referenced in the Mineral Deed 2, Mineral Deed 3, Mineral Deed 4, Mineral Deed 5, Mineral Deed 6, Mineral Deed 7 or Mineral Deed 8, as applicable;
               (iv) deliver to Buyer possession of the Applicable Assets;
               (v) deliver to Buyer copies of the Applicable Required Consents, which shall be on terms reasonably acceptable to Buyer;
               (vi) deliver to Buyer a certificate of an authorized person of the Seller certifying as to the matters set forth in Section 2.8(a) and Section 2.8(b);
               (vii) with respect to Closing 8, execute and deliver to WPP the Assignment and Assumption of Leases in substantially the form attached as Exhibit E (the “Assignment and Assumption of Leases”) and;
               (viii) deliver to Buyer the certificate required by Section 7.8 hereof.
          (b) WPP will:
               (i) deliver to Seller an amendment to the Coal Mining Lease adding as a schedule thereto the Applicable Mineral Properties referenced in Mineral Deed 2, Mineral Deed 3, Mineral Deed 4, Mineral Deed 5, Mineral Deed 6, Mineral Deed 7 or Mineral Deed 8, as applicable;
               (ii) execute and deliver to Seller WPP’s executed counterpart to any other Applicable Transaction Document, including the Assignment and Assumption of Leases with respect to Closing 8, to which WPP is a party and executed in conjunction with the Subsequent Closing;
               (iii) deliver the portion of the Purchase Price payable to Seller in accordance with Section 2.3(b), Section 2.3(c), Section 2.3(d), Section 2.3(e), Section 2.3(f), Section 2.3(g) or Section 2.3(h), as the case may be; and

               (iv) deliver to Seller a certificate of an authorized person of the Buyer certifying as to the matters set forth in Section 2.7(a) and Section 2.7(b).
     2.7 Seller’s Conditions to each Applicable Closing. The obligation of the Seller to close the transactions contemplated by this Agreement at the Applicable Closing is subject to the satisfaction of the following conditions, any of which may be waived by Seller in its sole discretion:
          (a) The Fundamental Buyer Representations shall be true and correct on and as of the Applicable Closing Date as if made on and as of such date, and the representations and warranties of Buyer contained in Article IV of this Agreement (other than the Fundamental Buyer Representations) shall be true and correct in all material respects (provided, however, that any such representation or warranty of Buyer that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 2.7(a)) on and as of the Applicable Closing Date as if made on and as of such date, except in each case (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Buyer shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Applicable Transaction Documents to which it is a party and required to be performed by it before the Applicable Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other judgment, order, decree, ruling or charge issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Applicable Closing.
          (d) Buyer shall have delivered the items required to be delivered by Buyer pursuant to Section 2.5(b) or Section 2.6(b), as applicable.
     2.8 Buyer’s Conditions to each Applicable Closing. The obligation of Buyer to close the transactions contemplated by this Agreement at the Applicable Closing is subject to the satisfaction of the following conditions, any of which may be waived by Buyer in its sole discretion:
          (a) The Fundamental Seller Representations shall be true and correct on and as of the Applicable Closing Date as if made on and as of such date, and the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Seller Representations) shall be true and correct in all material respects (provided, however, that any such representation or warranty of Seller that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 2.8(a)) on and as of the Applicable Closing Date as if made on and as of such date, except in each case (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Seller shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Applicable Transaction Documents to which it is a party and required to be performed by it before the Applicable Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other judgment, order, decree, ruling or charge issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Applicable Closing.
          (d) Seller shall have delivered the items required to be delivered by Seller pursuant to Section 2.5(a) or Section 2.6(a), as applicable.
          (e) Each of the Applicable Required Consents shall have been obtained.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1 Representations as to Seller and Transaction. Seller represents and warrants to Buyer, as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Applicable Closing Date):
          (a) Organization; Qualification. Seller is a limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
          (b) Authorization of Transaction. Seller has full limited liability company power and authority to execute and deliver this Agreement and the other Applicable Transaction Documents, to consummate the transactions contemplated by this Agreement and such Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, limited liability company and otherwise, of Seller. This Agreement and all such other Transaction Documents required hereunder to be executed and delivered by Seller have been duly executed and delivered by Seller. This Agreement and such other Transaction Documents constitute the valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Noncontravention. Neither the execution and delivery of this Agreement or any of the other Applicable Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby at the Applicable Closing by Seller, will, with or without the passage of time or the giving of notice or both (i) violate or conflict with any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller or any of the Applicable Assets is subject or any provision of Seller’s Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller or any of its assets (including the Applicable Assets) is subject or bound, except where the violation, conflict, breach, default, right to accelerate, terminate, modify or cancel or failure to give notice could not reasonably be expected to have a Material Adverse Effect on Seller or (iii) result in the creation or imposition of any Encumbrance.
          (d) Consents. Seller is not required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Person for Seller to execute and deliver this Agreement and the other Applicable Transaction Documents or to consummate the transactions contemplated hereby or thereby at the Applicable Closing, other than those that have been given, made or obtained as of the date of this Agreement (“Applicable Required Consents”).
          (e) Brokers’ Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, including any for which the Buyer or its Affiliates could become liable or obligated.
          (f) Solvency. As of the date of this Agreement and the Applicable Closing Date, and after consummation of the transactions contemplated by this Agreement at the Applicable Closing, Seller is not, and will not be, insolvent or unable to pay its debts nor has it, or will it have, made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization Law has been, or will have been, commenced by or with respect to Seller.
     3.2 Representations and Warranties Concerning the Assets. Seller represents and warrants to Buyer, as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Applicable Closing Date):

          (a) Title to the Applicable Assets. The Applicable Assets are free and clear of all Encumbrances, except for Permitted Encumbrances. The Mineral Deeds required to be delivered at the Applicable Closing contain a true and complete listing of the Applicable Mineral Properties. Schedule 3.2(a) contains a true and complete listing of all Leases.
          (b) No Adverse Claims. There are no adverse claims to any of the Applicable Assets except for (i) Permitted Encumbrances and (ii) those claims which could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets. There are no eminent domain, zoning or condemnation proceedings pending, or to Seller’s Knowledge, threatened against any of the Applicable Assets except such proceedings that could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets.
          (c) Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect on Seller:
               (i) There is no dispute or claim concerning any Tax liability with respect to the Applicable Assets claimed or raised by any Taxing Authority.
               (ii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Applicable Assets or for which Buyer or its Affiliates may be responsible.
               (iii) Seller has filed all Tax Returns with respect to the Applicable Assets of Seller that were required to be filed and such Tax Returns (with respect to such Assets) are accurate. All Taxes shown as due with respect to the Applicable Assets on any such Tax Returns have been paid and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. No Tax Return is now under audit or examination by any Taxing Authority.
               (iv) To Seller’s Knowledge, all of the Applicable Assets that are subject to property Tax have been properly listed and described on the property Tax rolls for the taxing units in which the Applicable Assets are located for all periods prior to and including the Applicable Closing Date and no portion of the Applicable Assets constitutes omitted property for property Tax purposes.
          (d) Litigation. None of the Applicable Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any pending, or to Seller’s Knowledge, threatened claim or demand by notice of violation or liability from, or action, suit, proceeding, hearing or investigation of, in, or before, any Person, except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets.
          (e) Environmental Matters.

               (i) With respect to the Applicable Assets, Seller has been and is in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect on or before the date of this Agreement, including SMCRA, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and the statutes, regulations, rules and orders of all agencies responsible for supervision and enforcement of environmental and mining laws of Illinois (collectively, the “Environmental Laws” and individually an “Environmental Law”), except for such instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets.
               (ii) Except as could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets, neither Seller nor its Affiliates has incurred or received notice of, any claims, liabilities, losses, costs, damages or expenses (including attorneys’ fees) with respect to the Applicable Assets arising under any Environmental Laws.
               (iii) Except as could not be reasonably expected to have a Material Adverse Effect on Seller or the Applicable Assets, (A) there are no pending or, to Seller’s Knowledge, threatened claims, demands, notices of violation or liability, actions, suits, proceedings, hearings or investigations with respect to the Applicable Assets under any Environmental Laws, and (B) none of the Applicable Assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge under any Environmental Laws.
               (iv) Neither Seller nor its Affiliates has received any notice that Seller or its Affiliates or its predecessors in title with respect to the Applicable Assets is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.
               (f) Leases. The Leases are in full force and effect, and Seller has performed all material obligations required to be performed by it under such Leases and is not in default under any obligation of such Leases. To Seller’s Knowledge, there has not been any default by any counterparty to any Lease.
               (g) Compliance with Law. Seller has complied, and is in compliance, in each case, in all material respects with all applicable Laws respecting its ownership of the Applicable Assets.
               (h) Authorizations and Approvals. Seller has obtained all authorizations, consents, and approvals, and has made all filings and notifications and maintained all information, documentation and records, required of Seller under applicable Laws including

Environmental Laws with respect to the Applicable Assets and all such authorizations, consents, approvals, filings and notifications are in full force and effect, except for such matters that could not reasonably be expected to have a Material Adverse Effect on Seller or the Applicable Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Applicable Closing Date):
          (a) Organization. Buyer is a limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Buyer.
          (b) Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the other Applicable Transaction Documents to which Buyer is a party, to consummate the transactions contemplated by this Agreement and such Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, limited liability company and otherwise, on the part of Buyer. This Agreement and all such other Transaction Documents required hereunder to be executed and delivered by Buyer have been duly executed and delivered by Buyer. This Agreement and such other Transaction Documents to which Buyer is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Noncontravention. Assuming the Applicable Required Consents have been given, made or obtained, neither the execution and delivery of this Agreement or any of the other Applicable Transaction Documents to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby by Buyer at the Applicable Closing, will (i) violate or conflict with any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of Buyer’s Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer or any of its assets is subject or bound, except where the violation, conflict, breach, default, right to accelerate, terminate, modify or cancel or failure to give notice would not reasonably be expected to have a Material Adverse Effect on Buyer.
          (d) Consents. Buyer is not required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Person for Buyer to execute and deliver this Agreement and the other Applicable Transaction Documents to which Buyer is a party or to consummate the transactions contemplated hereby or thereby at the Applicable Closing, other than (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the NYSE; (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” laws, which will be made prior to the Applicable Closing Date (other than any that are customarily made after the closing of transactions of this type), and (iv) those that have been given, made or obtained as of the date of this Agreement or as of the Applicable Closing Date.
          (e) Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, including any for which Seller or its Affiliates could become liable or obligated.
          (f) Solvency. As of the date of this Agreement and as of the Applicable Closing Date, and after consummation of the transactions contemplated by this Agreement at the Applicable Closing Date, Buyer is not insolvent or unable to pay its debts and Buyer has not made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization Law has been commenced by or with respect to Buyer.
ARTICLE 5
COVENANTS
     5.1 Cooperation and Reasonable Efforts. The Parties agree that from time to time after the Applicable Closing Date (a) they will execute and deliver (or cause their respective Affiliates to execute and deliver) such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Applicable Transaction Documents and (b) they will (or will cause their respective Affiliates to) pay over to or reimburse any other Party for any revenue received, tax paid or refunded or other expense paid or amount received that is properly payable to such other Party based upon the ownership of the Applicable Assets at the time such payment, right or obligation accrued or was received. Any such further action described in clause (a) shall be made at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 6).

     5.2 Possession and Retention of and Access to the Records. At the Applicable Closing Date, Buyer will take possession of the Mineral Records relating to the Applicable Mineral Properties. Buyer agrees (a) to hold such Mineral Records and not to destroy or dispose of any portion thereof for a period of five years from such Applicable Closing or such longer period as may be required by Law, provided that at any time after such period, if it desires to destroy or dispose of such Mineral Records, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to Seller and if Seller or its successors and permitted assigns do not accept such offer within 60 days after receipt of such offer, Buyer may take such action, and (b) following the Applicable Closing Date, to afford Seller and its successors and permitted assigns and any of their employees, accountants, and counsel, at Seller’s own expense, during normal business hours, upon reasonable request, full access to such Mineral Records and to Buyer’s employees; provided that such access will not be construed to require the disclosure of such Mineral Records that would cause the waiver of any attorney-client, work product or like privilege; and provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law. Nothing herein shall impose any liability upon Buyer in the event of destruction or loss of any Mineral Records as a result of casualty.
     5.3 Satisfaction of Conditions Precedent. From the date of this Agreement until the Applicable Closing Date relating to Closing 8, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Section 2.7 and Section 2.8.
     5.4 Notices and Consents. From the date of this Agreement until the Applicable Closing Date relating to Closing 8, each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities.
     5.5 Operation of Business. From the date of this Agreement until the Applicable Closing Date relating to Closing 8, the Seller will not without the consent of the Buyer (i) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business of Seller or the Assets which would adversely impact its ability to consummate the transactions contemplated herein or would impact the ability to mine the coal reserves to be sold to Buyer hereunder or (ii) offer, sell, transfer, dispose of or grant, or authorize the offer, sale, transfer, disposition or grant of, any of the Assets or (iii) grant or authorize the grant of any Encumbrances on the Assets other than Permitted Encumbrances.
     5.6 Access to Information. The Seller will permit representatives of the Buyer to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Assets.

     5.7 Buyer’s Credit Facility. Until the Applicable Closing relating to Closing 3, Buyer shall maintain uncommitted borrowing capacity under that certain Amended and Restated Credit Agreement dated as of March 28, 2007, by and among NRP (Operating) LLC, Citibank, N.A, as administrative agent, and the other lenders thereto (as the same may be amended or replaced from time to time, the “Credit Agreement”). The amount of uncommitted borrowing capacity to be maintained by Buyer under the Credit Agreement shall be equal to $120,000,000 less the aggregate amount of all payments of Purchase Price made by Buyer to Seller pursuant to Closing 1 and Closing 2.
     5.8 Use of Purchase Price. Through Closing 7, the Seller and its Affiliates shall use the Purchase Price paid by Buyer pursuant to this Agreement, less any amounts distributed to pay any Taxes applicable to the Purchase Price for Seller or any direct or indirect Tax paying owner of Seller, solely for the construction, development and mining of the Mineral Properties.
ARTICLE 6
REMEDIES FOR BREACHES OF AGREEMENT
     6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article 3 or in any other Applicable Transaction Document delivered by Seller pursuant hereto shall survive each Applicable Closing until two years after the Applicable Closing Date with respect to Closing 8 except for those in Section 3.2(c) which shall survive until 60 days after the expiration of all applicable statutes of limitation and those in Section 3.1(a), Section 3.1(b), Section 3.1(e) and Section 3.2(a) (the representations and warranties of Seller contained in such Sections, the “Fundamental Seller Representations”) which shall survive indefinitely. The representations and warranties of Buyer contained in Article 4 or in any other Applicable Transaction Document delivered by Buyer pursuant hereto shall survive each Applicable Closing until two years after the Applicable Closing Date with respect to Closing 8 other than those in Section 4.1(a), Section 4.1(b) and Section 4.1(e) (the representations and warranties of Buyer contained in such Sections, the “Fundamental Buyer Representations”), which shall survive indefinitely. The covenants contained in this Agreement or the other Applicable Transaction Documents to be performed after the Applicable Closing shall survive the Applicable Closing indefinitely. The right to make claims for indemnification or reimbursement based upon any covenant to be performed or completed after the Applicable Closing Date will survive the Applicable Closing until five years after the Applicable Closing Date with respect to Closing 8 or until 60 days after the expiration of the term of such covenant, whichever is later.
     6.2 Indemnification Provisions for Benefit of Buyer.
          (a) Seller shall indemnify and hold Buyer Indemnitees harmless from and against any and all Adverse Consequences whatsoever arising out of or resulting from:
               (i) Any breach of a warranty or representation by Seller contained herein (other than the Fundamental Seller Representations) or in any other Transaction

Document to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 6.1 with respect to such warranty or representation; and (B) Buyer makes a written claim for indemnification against Seller pursuant to Section 8.6 within such survival period;
               (ii) Any breach of a Fundamental Seller Representation by Seller or the nonperformance by Seller of any covenant or obligation to be performed by Seller hereunder;
               (iii) Any liability or claim arising out of the ownership, conduct or operation of the Applicable Assets prior to the Applicable Closing Date;
               (iv) Any claim which may be asserted against Buyer or any of the Applicable Assets by any third party or Seller’s current or former employees, independent contractors, their employees, or agents with respect to liabilities incurred by or on Seller’s behalf prior to the Applicable Closing Date, whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, workers’ compensation, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith; and
               (v) Any liability or claim arising out of or relating to groundwater contamination on or under the Mineral Properties or the properties subject to the Leases.
          (b) Limitations of Indemnification. The following limitations shall apply with regard to Seller’s obligations to indemnify Buyer Indemnitees pursuant to this Section 6.2:
               (i) Seller’s and its Affiliates’ aggregate liability under Section 6.2(a)(i) of this Agreement shall not exceed $38,250,000 (the “Liability Cap”). The limitations on the indemnification obligations set forth in the prior sentence shall not apply to Adverse Consequences resulting from fraud or willful misconduct by Seller or its Affiliates.
               (ii) Seller and its Affiliates will have no liability under Section 6.2(a)(i) of this Agreement unless and until the aggregate Adverse Consequences for which Buyer Indemnitees are entitled to recover under Section 6.2(a)(i) of this Agreement exceed $2,000,000 (the “Threshold Amount”); provided, however, once such amount exceeds the Threshold Amount, Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.
               (iii) Buyer acknowledges and agrees that the indemnification provisions in this Article 6 shall be the exclusive remedies of Buyer Indemnitees with respect to the transactions contemplated by this Agreement.
               (iv) Any claim that may be brought under Section 6.2(a)(ii), Section 6.2(a)(iii), Section 6.2(a)(iv), or Section 6.2(a)(v) regardless of whether it may also be brought under Section 6.2(a)(i), shall not be subject to any limitation specified in Section 6.2(b)(i) or Section 6.2(b)(ii).

     6.3 Indemnification Provisions for Benefit of Seller.
          (a) Buyer shall indemnify and hold Seller harmless from and against all Adverse Consequences whatsoever arising out of or resulting from:
               (i) Any breach of a warranty or representation by Buyer contained herein (other than the Fundamental Buyer Representations) or in any other Transaction Document to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 6.1 with respect to such warranty or representation; and (B) Seller makes a written claim for indemnification against Buyer pursuant to Section 8.6 within such survival period;
               (ii) Any breach of a Fundamental Buyer Representation by Buyer or the nonperformance by Buyer of any covenant or obligation to be performed by Buyer hereunder, other than with respect to Adverse Consequences arising as a result of a breach by Seller of any warranty, representation, covenant or obligation contained herein or in any other Transaction Documents;
               (iii) Any liability arising out of the ownership, conduct or operation of the Applicable Assets from and after the Applicable Closing Date other than with respect to Adverse Consequences arising as a result of a breach by Seller of any warranty, representation, covenant or obligation contained herein or in any other Transaction Documents; and
               (iv) Any liability arising out of the failure to pay the applicable portion of the Purchase Price at an Applicable Closing in the event that the conditions set forth in Section 2.8 are satisfied; provided, however, that if Buyer is unable to pay the applicable portion of the Purchase Price at an Applicable Closing due to a Financing Cessation, then, upon written notice by Buyer to Seller of such Financing Cessation, the Applicable Closing will be delayed up to 270 days, and during such 270-day period Buyer will not be in breach of or default under, and will have no liability under, this Agreement as a result of such failure to pay such portion of the Purchase Price, provided that Buyer is engaging in diligent efforts to end such Financing Cessation and pay the applicable portion of the Purchase Price as soon as commercially reasonable during such 270-day period.
          (b) Limitations of Indemnification. The following limitations shall apply with regard to the Buyer’s obligations to indemnify Seller Indemnitees pursuant to this Section 6.3:
               (i) Buyer and its Affiliates’ aggregate liability under Section 6.3(a)(i) of this Agreement shall not exceed the Liability Cap. The limitations on the indemnification obligations set forth in the prior sentence shall not apply to Adverse Consequences resulting from fraud or willful misconduct by Buyer or any of its Affiliates or to Seller’s right to payment of the full Purchase Price pursuant to the terms and conditions of this Agreement. Notwithstanding the first sentence of Section 6.3(a), in the event of a liability arising under Section 6.3(a)(iv), such liability of Buyer will not be subject to either the Threshold Amount or the Liability Cap but shall be limited to the Adverse Consequences arising out of or resulting from Buyer’s breach in an amount not to exceed the difference between $255,000,000 and the aggregate portion of the Purchase Price paid by Buyer to Seller at all Applicable Closings prior to the date of such breach.
               (ii) Buyer and its Affiliates will have no liability under Section 6.3(a)(i) of this Agreement unless and until the aggregate Adverse Consequences for which Seller Indemnitees are entitled to recover under Section 6.3(a)(i) of this Agreement exceed the Threshold Amount; provided, however, once such amount exceeds the Threshold Amount, Seller Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above, provided, further, that such Threshold Amount shall not apply to Seller’s right to the payment of the full Purchase Price pursuant to the terms and conditions of this Agreement.
               (iii) Seller acknowledges and agrees that the indemnification provisions in this Article 6 shall be the exclusive remedies of the Seller Indemnitees with respect to the transactions contemplated by this Agreement.
               (iv) Any claim that may be brought under Section 6.3(a)(ii), Section 6.3(a)(iii) or Section 6.3(a)(iv), regardless of whether it may also be brought under Section 6.3(a)(i), shall not be subject to any limitation in Section 6.3(b)(i) or Section 6.3(b)(ii), as the case may be.
     6.4 Determination of Adverse Consequences. Notwithstanding anything to the contrary in this Agreement:
          (a) Seller may not assert, and Seller shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Seller’s Knowledge, such breach existed prior to the Applicable Closing Date but such Party nevertheless proceeded with the Applicable Closing;
          (b) Buyer may not assert, and Buyer shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Buyer’s Knowledge, such breach existed prior to the Applicable Closing Date but such Party nevertheless proceeded with the Applicable Closing;
          (c) The provisions of this Article 6 shall apply in such a manner as not to give duplicative effect to any item of adjustment; and
          (d) The amount of Adverse Consequences required to be paid pursuant to this Article 6 shall be reduced to the extent of any insurance proceeds directly or indirectly received by the Indemnified Party.

     6.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 6.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party.”
          (b) If any claim is asserted against, or any Adverse Consequence is sought to be collected from, an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 6.1) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such claim or Adverse Consequence except to the extent the Indemnifying Party was materially prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 6.1.
          (c) The Indemnifying Party shall have 20 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the claim or Adverse Consequence, (ii) in any case in which Adverse Consequences are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Adverse Consequences or (iii) in any case in which claims are asserted against or sought to be collected from an Indemnified Party by a third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate proceedings related thereto with counsel of its choosing. If a proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any proceeding or Third Person Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related proceeding, in which case the Indemnifying Party may compromise or settle such proceeding without the Indemnified Party’s consent.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense (it being understood that nominal internal costs and expenses and reasonable time expenditures of internal staff shall not be charged) of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the third Person asserting the Third Person Claim or in making any cross complaint against any Person.
          (f) The costs and expenses of an Indemnified Party, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Indemnified Party has the right to control shall be treated as “Adverse Consequences” for all purposes hereunder.
ARTICLE 7
TAX MATTERS
     7.1 Cooperation on Tax Matters.
          (a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other administrative or judicial proceeding relating to liability for Taxes and shall make their employees available on a mutually convenient basis to provide additional information and explanation of any materials related to Taxes. The Parties shall (i) retain all books and records that are in its possession with respect to Tax matters pertinent to the Applicable Assets relating to any whole or partial taxable period beginning before the Applicable Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the requested Party shall allow the requesting Party to take possession of such books and records.
          (b) The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Assets (including, but not limited to, with respect to the transactions contemplated hereby).
     7.2 Certain Taxes. Seller shall pay, indemnify and hold harmless the Buyer Indemnitees for any applicable transfer, recording, documentary, sales, use, stamp, registration taxes or other transaction taxes, duties or similar charges payable in connection with the transfer of Assets from Seller to the Buyer contemplated hereby, whether or not such taxes are imposed upon Seller or the Buyer by Law.
     7.3 Audits. The Parties shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Assets for whole or partial periods for which it may be indemnified by any other party hereunder or for which any other party may be responsible. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from any Taxing Authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (a) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 7.3 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.
     7.4 Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by Seller, on the one hand, and by Buyer, on the other hand, in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the non-controlling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.
     7.5 Powers of Attorney. Buyer shall provide Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Tax Returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 7.4 (including any refund claims which turn into audits or disputes).
     7.6 Remittance of Refunds. If Buyer or any of its Affiliates receives a refund of any Taxes attributable to a Pre- Applicable Closing Tax Period that Seller is responsible for hereunder, or if Seller or any Affiliate of Seller receives a refund of any Taxes attributable to a Post- Applicable Closing Tax Period that Buyer is responsible for hereunder, the Party receiving such refund shall, within 15 days after receipt of such refund, remit it (net of all out-of-pocket expenses reasonably incurred to obtain such refund) to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 7.6, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.
     7.7 Allocation of Purchase Price. Prior to the Applicable Closing Date, the Parties shall use commercially reasonable efforts to agree upon the allocation of the portion of the Purchase Price payable with respect to the Applicable Assets among such Applicable Assets for all purposes (including Tax and financial accounting purposes). The Parties and their applicable respective Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such agreed upon allocation (including Internal Revenue Service Form 8594).
     7.8 Closing Tax Certificate. At each Applicable Closing, Seller shall deliver to Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.
     7.9 Property Taxes. All property Taxes relating to the Applicable Assets which are due and payable on or prior to the Applicable Closing Date shall be paid by Seller; any such property Taxes which are due and payable after the Applicable Closing Date shall be paid by Buyer. In the case of property Taxes that are payable with respect to a taxable period that begins before the Applicable Closing Date and ends after the Applicable Closing Date, the portion of any such property Tax that is allocable to the portion of the taxable period ending on the Applicable Closing Date shall be deemed to be the amount of such property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Applicable Closing Date and the denominator of which is the total number of days in the taxable period. The portion of any such property Tax that is allocable to the portion of the taxable period beginning the day following the Applicable Closing Date shall be deemed to be the amount of such property Tax not allocated to the portion of the taxable period ending on the Applicable Closing Date. With respect to such property Taxes paid by Seller, Buyer shall reimburse Seller within thirty (30) days of notice thereof for the portion of such property Taxes paid that is allocable to the portion of the taxable period which begins the first day following the Applicable Closing Date. With respect to such property Taxes paid by Buyer, Seller shall reimburse Buyer within thirty (30) days of notice thereof for the portion of such property Taxes paid that is allocable to the portion of the taxable period ending on the Applicable Closing Date. Any Tax Returns that must be filed in connection with property Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party for its review and approval at least ten (10) days prior to the due date for such Tax Returns.
ARTICLE 8
MISCELLANEOUS
     8.1 Insurance. Buyer acknowledges and agrees that, following the Applicable Closing Date, the Insurance Policies of Seller and its Affiliates may be terminated or modified to exclude coverage of all or any portion of the Applicable Assets by Seller or its Affiliates and, as a result, Buyer acknowledges that the Applicable Assets will not be insured by Seller. Notwithstanding this Section 8.1, if any claims are made or losses occur prior to the Applicable Closing Date that relate to such Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by Seller or its Affiliates pursuant to Section 8.1 or under policies otherwise retained by Seller or its Affiliates after the Applicable Closing Date, then, subject to any limitations under the Insurance Policies (including time restrictions on “claims made” policies), Seller shall use its reasonable commercial efforts so that Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies.
     8.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that a Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure).
     8.3 No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may assign this Agreement and any of its rights, interests and obligations hereunder to Affiliates without the approval of any other Party.
     8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

     8.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given one business day after it is sent by overnight expedited courier or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	With copy to:

WPP LLC	WPP LLC
c/o Natural Resource Partners L.P.	c/o Natural Resource Partners L.P.
5260 Irwin Road	601 Jefferson Street, Suite 3600
Huntington, West Virginia 25705	Houston, Texas 77002
Telephone: (304) 522-5757	Attn: Wyatt Hogan
Facsimile: (304) 522-5401	Tel: (713) 751-7516
Attention: President and COO	Fax: (713) 751-7517

and to (such copy not constituting notice):

Caroline B. Blitzer
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, New York 10103-0040
Tel: (212) 237-0251
Fax: (917) 849-5317

If to Seller:	With a copy not constituting notice to:

c/o Foresight Reserves LP	Bailey & Glasser LLP
3801 PGA Boulevard	209 Capitol Street
Suite 903	Charleston, West Virginia 25301
Palm Beach Gardens, Florida 33410	Telephone: (304) 345-6555
Telephone: (561) 626-4999	Facsimile: (304) 342-1110
Facsimile: (561) 626-4938	Attention: Brian A. Glasser
Attention: Donald R. Holcomb
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited overnight courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.
     8.8 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN CHICAGO, ILLINOIS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY BUSINESS OR OTHER DISPUTES BETWEEN THE PARTIES (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS AND AGREES THAT ANY SUCH JUDGMENT MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     8.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY WARRANTS AND REPRESENTS

THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
     8.10 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. Neither this Agreement nor any amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller.
     8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     8.12 Transaction Expenses. Except as otherwise set forth in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby.
     8.13 Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.
     8.14 Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

WPP LLC, a Delaware limited liability company

By:	NRP (Operating) LLC, its sole member,

By:	/s/ Nick Carter Name: Nick Carter
Title: President and Chief Operating Officer

SELLER:

COLT, LLC

By:	/s/ Donald Holcomb Name: Donald Holcomb
Title: Authorized Person
Signature Page to Purchase and Sale Agreement

EXHIBIT A
DEFINITIONS
     Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding lost profits, punitive, exemplary, special or consequential damages.
     “Adverse Market Condition” means an unanticipated, significant occurrence and continued existence of market conditions, such as the market disruption after September 11, 2001 or the market collapse of 2008, that materially and adversely affects the ability of Natural Resource Partners L.P. or its Affiliates to access debt or equity financing.
     “Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, the Buyer shall not be deemed to be an Affiliate of Seller, and Seller shall not be deemed to be an Affiliate of Buyer.
     “Agreement” has the meaning set forth in the preface.
     “Applicable Assets” means, with respect to any Applicable Closing, that portion of the Assets to be purchased by Buyer from Seller at such Applicable Closing subject to the terms and conditions of this Agreement.
     “Applicable Closing” has the meaning set forth in Section 2.4.
     “Applicable Closing Date” has the meaning set forth in Section 2.4.
     “Applicable Mineral Properties” means, with respect to any Applicable Closing, the portion of the Mineral Properties to be purchased by Buyer from Seller at such Applicable Closing subject to the terms and conditions of this Agreement.
     “Applicable Required Consents” has the meaning set forth in Section 3.1(d).

     “Applicable Transaction Documents” means, with respect to any Party and any Applicable Closing, the Transaction Documents to which such Party is a party and which are to be executed and delivered by such Party at such Applicable Closing.
     “Assets” has the meaning set forth in Section 2.1.
     “Assignment and Assumption of Leases” has the meaning set forth in Section 2.6(a)(vii).
     “Buyer” has the meaning set forth in the preface.
     “Buyer Indemnitees” means, collectively, Buyer and each Affiliate of Buyer and their respective members, managers, officers, directors, employees, agents and representatives.
     “Buyer’s Knowledge” means the actual knowledge of each of Nick Carter, Kevin Wall, Kevin Craig, Dwight Dunlap, Wyatt Hogan and Corbin J. Robertson, Jr., after due inquiry.
     “CERCLA” has the meaning set forth in Section 3.2(e)(i).
     “Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the claim for which indemnification is sought.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Coal Mining Lease” has the meaning set forth in Section 2.5(a)(iii).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Credit Agreement” has the meaning set forth in Section 5.7.
     “Encumbrance” means any mortgage, pledge, lien, encumbrance, servitude, restriction, reservation, easement, right-of-way, charge, other security interest, including any and all coal or mineral leases or surface leases on any Applicable Assets and including rights or obligations under any collective bargaining agreement.
     “Environmental Law” or “Environmental Laws” has the meaning set forth in Section 3.2(e)(i).
     “Event 3” means that Lessee’s excavation and mine development have reached the coal seam at the Mineral Properties.

     “Event 4” means “Mechanical Completion” of the construction of facilities within a preparation plant on the Mineral Properties capable of processing 1,000 tons per hour (the “First Module”). “Mechanical Completion” means that the work with respect to the First Module has been completed in accordance with the contract documents applicable thereto, all processing equipment has been installed, and the preparation plant is ready to accept coal and begin commissioning activities at the specified tons per hour capacity for the First Module.
     “Event 6” means the excavation of at least 19,400 linear feet of coal in the Mineral Properties.
     “Event 7” means the occurrence of the first pass of the longwall shearer across the face of the initial longwall panel in the Mineral Properties.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” shall have the meaning set forth in Section 2.2.
     “Financing Cessation” means (a) the inability of Buyer’s Affiliates to access funds under the Credit Agreement (i) after reasonable commercial efforts due to an Adverse Market Condition or (ii) because Buyer’s payment of the applicable portion of the Purchase Price would give rise to a Default or an Event of Default (as each term is defined in the Credit Agreement) under the Credit Agreement at the same time that (b) Natural Resource Partners L.P. or its Affiliates, due to an Adverse Market Condition, are unable to raise capital through a sale of equity as advised in writing by not less than two nationally recognized, substantial investment banks, one of which is selected by Seller or its Affiliates and one of which is selected by Buyer or its Affiliates, which investment banks advise that they would be unable to effect an equity sale.
     “Fundamental Buyer Representations” has the meaning set forth in Section 6.1.
     “Fundamental Seller Representations” has the meaning set forth in Section 6.1.
     “Governmental Authority” means the United States and any foreign, state, county, city, local or other political subdivision, agency, court, quasi-judicial body or instrumentality.
     “Hazardous Substance” means any material defined as a “hazardous substance” under any Environmental Law.
     “Indemnified Party” has the meaning set forth in Section 6.5(a).
     “Indemnifying Party” has the meaning set forth in Section 6.5(a).
     “Insurance Policies” means those material policies of insurance that Seller or any of its Affiliates maintained with respect to the Applicable Assets prior to the Applicable Closing.

     “Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.
     “Leases” means all leases of any of the minerals, servitudes, easements, roads, rights of access, ingress, egress and rights of way relating or appurtenant to or useful in connection with the Mineral Properties, including those leases described or listed in Schedule 3.2(a).
     “Lessee” means Hillsboro Energy, LLC.
     “Liability Cap” has the meaning set forth in Section 6.2(b)(i).
     “Material Adverse Effect” means, with respect to the Buyer, Seller, or the Applicable Assets, as applicable, any result, occurrence, event or circumstance (each, an “Effect”) (whether or not foreseeable as of the date of this Agreement or covered by insurance) that, individually or in the aggregate with any such other Effects (whether or not such Effect has, during the period or at any time in question, manifested itself in, as applicable, the financial statements of Seller and its subsidiaries or the Buyer and its subsidiaries) has had or has a material adverse effect on (x) the condition (financial or otherwise), business, properties or results of operations of, as applicable, Seller and its subsidiaries, taken as a whole, or the Buyer and its subsidiaries, taken as a whole, (y) in the case of Seller, the condition (financial or otherwise) of the Applicable Assets or the ability of Seller to own and operate the Applicable Assets in the Ordinary Course of Business, including the ability to lease the coal reserves included in the Assets to third Persons for the purpose of mining such coal reserves, or (z) the ability of, as applicable, Seller or the Buyer to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party at the Applicable Closing; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (x) solely as a result of (1) any Effect that is generally applicable to the industry and markets in which, as applicable, Seller and its subsidiaries, taken as a whole, or the Buyer and their subsidiaries, taken as a whole, operate or (2) any Effect that is generally applicable to the United States economy or securities markets, provided that the Effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect, as applicable, Seller and its subsidiaries, taken as a whole, or the Buyer and its subsidiaries, taken as a whole.
     “Mineral Bill of Sale” has the meaning set forth in Section 2.5(a)(ii).
     “Mineral Deeds” means Mineral Deed 1, Mineral Deed 2, Mineral Deed 3, Mineral Deed 4, Mineral Deed 5, Mineral Deed 6, Mineral Deed 7 and Mineral Deed 8.
     “Mineral Properties” means certain coal reserves located in Montgomery County, Illinois, as more particularly identified in the Mineral Deeds and set forth on Schedule 2.3(a) through Schedule 2.3(h)(inclusive), and certain coal reserves located in Bond County, as more particularly identified in the Leases, including any coal-bed methane, oil, gas and other hydrocarbons and any substances necessarily produced in association with such oil, gas and other hydrocarbons.

     “Mineral Records” means all originals or, if the originals are not in Seller’s possession, true and correct copies of all contracts, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the Assets, including the Leases.
     “Notice Period” has the meaning set forth in Section 6.5(c).
     “NYSE” means the NYSE Euronext.
     “Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency).
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Party” or “Parties” has the meanings set forth in the preface.
     “Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments not yet due and payable or, if due and payable, that are being contested in good faith by appropriate proceedings; (ii) any obligations or duties vested in any municipality or other Governmental Authority to regulate any Applicable Asset under zoning, building and land use Laws; (iii) liens of mechanics, materialmen, carriers, workmen, warehousemen, repairmen arising or incurred in the Ordinary Course of Business and securing obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and have been properly bonded over; (iv) Encumbrances and other conveyances (including deeds, easements, leases and licenses) of record in the chain of title of Seller and its Affiliates and their predecessors-in-title that, singularly or in the aggregate, do not cause a Material Adverse Effect to the value of the Applicable Assets or materially interfere with the ownership or operation of the Applicable Assets; (v) easements, rights-of-way, restrictions and other similar encumbrances existing and of record that, singularly or in the aggregate, do not cause a Material Adverse Effect to the value of the Applicable Assets or materially interfere with the ownership or operation of the Applicable Assets; (vi) encroachments, overlaps, and any other matters which would be disclosed by an accurate survey and inspection of the Applicable Assets that, singularly or in the aggregate, do not cause a Material Adverse Effect to the value of the Applicable Assets or materially interfere with the ownership or operation of the Applicable Assets; and (vii) any portion of the Assets which is within the bounds of any public roads, railroads, streets and/or highways which would be disclosed by an inspection of the Applicable Assets. Notwithstanding the above, paragraph (iv) above does not include mortgages, deeds of trust, pledges, liens or security interests.
     “Person” means an individual or entity, including any corporation, association, joint stock company, trust, joint venture, limited liability company or unincorporated organization, or Governmental Authority.
     “Post-Applicable Closing Tax Period” means, with respect to any Applicable Closing, any Tax period ending after the Applicable Closing Date.
     “Pre-Applicable Closing Tax Period” means, with respect to any Applicable Closing, any Tax periods ending on or before the Applicable Closing Date.
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller” has the meaning set forth in the preface.
     “Seller Indemnitees” means, collectively, Seller and its Affiliates and their respective members, managers, officers, directors, employees, agents, and representatives.
     “Seller’s Knowledge” means the actual knowledge of each of Matt Fifield, Donnie Holcomb, John Dickinson, Michael Beyer and Chris Cline, after due inquiry.
     “SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. section 1201 et seq.
     “Subsequent Closing” has the meaning set forth in Section 2.4.
     “Tax” or “Taxes” means all net income or profits taxes, alternative or add-on minimum tax, built-in gain, environmental (Code section 59A), gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, capital profits, license, withholding (including all obligations to withhold or collect for taxes imposed on others), payroll, employment, unemployment insurance, social security, workers’ compensation, excise, severance, stamp, occupation, premium, real and personal property, excess profit or windfall profit tax, custom duty, value added or other tax, or any payment for unclaimed property, escheatment or similar common law principles, fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax, or additional amount (whether payable directly, by withholding or otherwise).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Taxing Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state, local or foreign Governmental Authority, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
     “Third Person Claim” has the meaning set forth in Section 6.5(c).
     “Threshold Amount” has the meaning set forth in Section 6.2(b)(ii).
     “Transaction Documents” means this Agreement, the Coal Mining Lease and the other documents and instruments to be delivered at the Applicable Closing and any other contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.
     “WPP” has the meaning set forth in the preface.

EXHIBIT B
FORM OF MINERAL DEED

PREPARED BY:

Bailey & Glasser, LLP
209 Capitol Street
Charleston, WV 25301

AFTER RECORDING
RETURN TO AND SEND TAX
STATEMENTS TO:

WPP LLC
5260 Irwin Road
Huntington, WV 25705

RECORDER’S STAMP

STATE OF ILLINOIS	§
§
COUNTY OF MONTGOMERY	§
SPECIAL WARRANTY DEED
That Colt, LLC (hereinafter “Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid to it by WPP LLC (hereinafter “Grantee”), the receipt of which is hereby acknowledged, hereby conveys, grants and sells to said Grantee, and to Grantee’s successors and assigns forever, all right, title, and interest of Grantor within and constituting the No. 6 seam of coal and other mineral interests underlying the real property located in Montgomery County, in the State of Illinois described on Exhibit A (Collectively “Coal Interests”).
Except as explicitly set forth below, this Special Warranty Deed does not convey any interests in the surface of the real property described on Exhibit A.
It is the intent and effect of this Special Warranty Deed to convey, grant and sell to Grantee, its successors and assigns, insofar as Grantor’s underlying title permits and insofar as it relates to the No. 6 seam of coal, all rights appurtenant to or affecting the mining of the No. 6 seam of coal being conveyed herein including, without limitation, surface access to the No. 6 seam of coal.
The Grantor warrants to the Grantee and its successors in title that Grantor will forever defend all right, title and interest to said property against all persons who may claim the same by, through or under the Grantor, its successors and assigns. Further, Grantor assigns to Grantee the benefit of all prior warranties in Grantor’s chain of title.
Grantor accepts title to the Coal Interests subject to the following exceptions: (i) any liens for Taxes and assessments not yet due and payable; (ii) any obligations or duties vested in any municipality or other Governmental Authority to regulate any Coal Interest under zoning, building and land use Laws; (iii) liens of mechanics, materialmen, carriers, workmen, warehousemen, repairmen arising or incurred in the Ordinary Course of Business and securing obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and have been properly bonded over; (iv) Encumbrances and other conveyances (including deeds, easements, leases and licenses but excluding, deeds of trust, pledges, liens or security interests) of record in the chain of title of Grantor and its Affiliates and their predecessors-in-title that, singularly or in the aggregate, do not have a Material Adverse Effect on the value of the Coal Interests or materially interfere with the ownership or operation of the Coal Interests; and (v) encroachments, overlaps, and any other matters which would be disclosed by an accurate survey and inspection of the Coal Interests that, singularly or in the aggregate, do not have a Material Adverse Effect on the value of the Coal Interests or materially interfere with the ownership or operation of the Coal Interests.
This Special Warranty Deed is delivered pursuant to and any capitalized terms used but not defined herein shall have the meaning assigned to them in the Purchase and Sale Agreement between the parties dated of even date herewith, the provisions of which will survive the closing.
[Signature Page and Acknowledgements Follow]

GRANTOR:		GRANTEE:

COLT, LLC		WPP LLC

		By:	NRP (OPERATING) LLC
By:		Its:	Sole Member

Name:	Donald R. Holcomb

Title:	Authorized Representative		By:

			Name:	Nick Carter
Date:			Title:	President and Chief Operating Officer

Date:

ACKNOWLEDGEMENTS

STATE OF	)
	)	SS:
COUNTY OF	)
     I, __________________________, a Notary Public in and for the County and State aforesaid, do hereby certify that Nick Carter, the President and Chief Operating Officer of NRP (OPERATING) LLC which is the sole member of WPP LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such President and Chief Operating Officer of NRP (OPERATING) LLC which is sole member of WPP LLC, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this ______ day of ______, 20___.

Notary Public

My Commission Expires:

STATE OF	)
	)	SS:
COUNTY OF	)
     I, __________________________, a Notary Public in and for the County and State aforesaid, do hereby certify that Donald R. Holcomb, the Authorized Representative of Colt, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Authorized Representative, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this ______ day of ______, 20___.

Notary Public

My Commission Expires:

EXHIBIT C
FORM OF MINERAL BILL OF SALE (MINERAL RECORDS)
Assignment and Bill of Sale
     KNOW ALL MEN BY THESE PRESENTS that effective as of the closing (the “Closing”) of the transactions contemplated by that certain Purchase and Sale Agreement dated as of September 10, 2009 (the “Purchase and Sale Agreement), Colt, LLC, a Delaware limited liability company with an address of 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410 (“Assignor”) for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid to WPP LLC, a Delaware limited liability company with an address of 5260 Irwin Road Huntington, West Virginia 25705 (“Assignee”), the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, grant, convey and transfer to Assignee all of Assignor’s right, title and interest in and to all Mineral Records related to the Applicable Mineral Properties purchased by Assignee from Assignor at [the Closing][Closing {insert number}] as such terms are defined in the Purchase and Sale Agreement.
     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereinabove written.
[Signatures and acknowledgements appear on following pages]

     IN WITNESS WHEREOF, Assignor has executed this Bill of Sale on the dates indicated below but effective as of Closing.

ASSIGNOR:		ASSIGNEE:

COLT, LLC		WPP LLC

		By:	NRP (OPERATING) LLC
By:		Its:	Sole Member

Name:	Donald R. Holcomb

Title:	Authorized Representative		By:

			Name:	Nick Carter
Date:			Title:	President and Chief Operating Officer

Date:

ACKNOWLEDGEMENTS

STATE OF	) )	SS:
COUNTY OF	)
     I, ___________________________, a Notary Public in and for the County and State aforesaid, do hereby certify that Nick Carter, the President and Chief Operating Officer of NRP (OPERATING) LLC which is the sole member of WPP LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such President and Chief Operating Officer of NRP (OPERATING) LLC which is sole member of WPP LLC, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this ______ day of ______, 20___.

Notary Public

My Commission Expires:

STATE OF	)
	)	SS:
COUNTY OF	)
     I, ___________________________, a Notary Public in and for the County and State aforesaid, do hereby certify that Donald R. Holcomb, the Authorized Representative of Colt, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Authorized Representative, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this ______ day of ______, 20___.

Notary Public

My Commission Expires:

THIS INSTRUMENT PREPARED BY:

Bailey & Glasser, LLP
209 Capitol Street
Charleston, WV 25301

AFTER RECORDING, RETURN TO
AND SEND TAX STATEMENT TO:

WPP LLC
5260 Irwin Road
Huntington, West Virginia 25705

EXHIBIT D
FORM OF COAL MINING LEASE
Form of Coal Mining Lease
(HILLSBORO RESERVES)
     THIS COAL MINING LEASE AND SUBLEASE AGREEMENT dated as of September      , 2009, by and between WPP LLC, as Lessor and Hillsboro Energy LLC, as Lessee.
WITNESSETH
     WHEREAS, Lessor owns or leases the Leased Premises as hereafter defined; and
     WHEREAS, Lessee desires to lease or sublease the Leased Premises from Lessor.
     NOW, THEREFORE, in consideration of the premises which are not mere recitals but are an integral part hereof and other good and valuable consideration including the rents, royalties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
SECTION 1. LEASE FOR COAL MINING PURPOSES.
     In consideration of the terms, conditions, and stipulations set forth to be performed and observed by Lessee, Lessor, acting on its own behalf and with the intention of exercising any right, option or power held by it on behalf of any other person or entity, does hereby demise, lease, sublease and let to Lessee, for the purposes of mining, processing, transporting and selling of coal and with all access and mining rights appurtenant thereto, the coal in the No. 6 seam situated under those properties described and set forth on Exhibit A, as such exhibit may be amended or supplemented subsequent to the date hereof, with such coal reserves and leases being hereafter referred to as the “Leased Premises”. Those properties comprising the Leased Premises were acquired or leased by Lessor by and through various deeds and leases, including that certain Special Quit-Claim Deed by and between the Montgomery County Board of Commissioners and Colt LLC (the “Montgomery Deed”), which are described in, attached to and made a part of Exhibit A. Lessee hereby agrees, as of the date hereof, to assume all obligations, including the obligation to pay any royalties, under the Montgomery Deed, which Lessor hereby leases to Lessee. Pursuant to the Purchase and Sale Agreement dated of even date herewith among Lessor and Lessee (“Purchase Agreement”), as Lessor acquires additional coal and mining rights (whether by deed or lease) (“Coal Rights”) as set forth in the Purchase Agreement, Lessor is to, among other things, make those Coal Rights available to Lessee under the form of this Lease. Therefore, all Coal Rights so acquired by Lessor pursuant to the Purchase Agreement shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee. Lessee hereby agrees to assume all obligations, including the obligation to pay any royalties, under any lease or deed acquired as of the date of this Lease or hereafter acquired by Lessor pursuant to the Purchase Agreement and made a part of the Leased Premises. Capitalized terms not defined herein have the meaning assigned to them in the Purchase Agreement.
     In addition, if, after the date hereof and for the pendency of the term of this Lease, Lessee in its commercially reasonable discretion (1) acquires control (by deed or by lease) of reserves that are adjacent to the Leased Premises and are necessary in order to efficiently mine the Leased Premises as identified on Exhibit C (“AMI Reserves”), and (2) Lessee decides to mine the AMI Reserves using the mine works in the Leased Premises for transportation of men or coal, then Lessee will, at least 30 days in advance of entering into such AMI Reserves, convey to Lessor (by deed or assignment of lease) those AMI Reserves at no cost to Lessor, and all Coal Rights so conveyed to Lessor shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee.
     Furthermore, if, after the date hereof and for the pendency of the term of this Lease, Lessee in its commercially reasonable discretion amends its permit to include reserves that are within the areas shown on Exhibit C as the “Washout Areas” (“Washout Reserves”) and Lessee decides to mine any portion of the Washout Reserves using the mine works in the Leased Premises for transportation of men or coal, then Lessee will, at least 30 days in advance of entering into such Washout Reserves, convey to Lessor (by deed or assignment of lease) those reserves at no cost to Lessor, and all Coal Rights so conveyed to Lessor shall be included in and made a part of the Leased Premises and thereby subject to this Lease immediately upon Lessor’s acquisition of the same without any further consideration and without any further action or documentation by Lessor or Lessee.
     Lessor and Lessee shall update Exhibit A, as promptly as practicable upon the acquisition by Lessor of additional Coal Rights either pursuant to the Purchase Agreement or through the acquisition of AMI Reserves, to reflect the addition of such Coal Rights into or from the Leased Premises, which update to Exhibit A and the Leased Premises shall be effective as of the acquisition date of such Coal Rights. Such updated Exhibit A shall be provided along with the notice to Lessee of Coal Rights acquired by Lessor. Exhibit A shall be updated in the following manner (as referred to in the Purchase Agreement) upon the Applicable Closing in the Purchase Agreement:
     At Closing 2, in accordance with Schedule A-1 attached hereto.
     At Closing 3, in accordance with Schedule A-2 attached hereto.
     At Closing 4, in accordance with Schedule A-3 attached hereto.
     At Closing 5, in accordance with Schedule A-4 attached hereto.
     At Closing 6, in accordance with Schedule A-5 attached hereto.

     At Closing 7, in accordance with Schedule A-6 attached hereto.
     At Closing 8, in accordance with Schedule A-7 attached hereto.
SECTION 2. RESERVATIONS AND EXCEPTIONS.
     All rights, title and interest vested in Lessor in or relating to the right to mine, process, transport and sell the coal contained within the Leased Premises are specifically granted to Lessee. Lessee acknowledges that Lessor may have no interest, right or title to certain parts of the surface, certain oil and gas in or under certain parts of the Leased Premises or certain other estates in or regarding the Leased Premises and that it is the intent of the parties hereto to grant to Lessee, by this Lease, all rights herein granted to Lessor, and Lessee acknowledges that it takes this Lease subject to all prior estates, encumbrances, rights of way and easements of any kind affecting the Leased Premises.
SECTION 3. TERM.
     The term of this Lease shall be for a period of Twenty (20) years from the date set forth in the preamble paragraph hereto (hereinafter, the “anniversary date”), unless sooner terminated as hereinafter provided. Provided, however, if the Lessee is not in default of the terms hereof at the end of the primary term as set out above or any extended term, it may elect to renew this Lease for additional five (5) year terms on the same terms and conditions set forth herein until all the merchantable and mineable coal underlying the Leased Premises shall have been mined and removed; provided, however, that Lessee shall be limited to six (6) such renewal terms.
     In the event all the merchantable and mineable coal underlying the Leased Premises shall have been mined and removed from the Leased Premises pursuant to the provisions of this Lease, then this Lease shall cease and terminate upon the date when all such coal shall have been mined and removed.
     In the event the Leased Premises shall be taken, damaged, or injured by the exercise of the right of condemnation or eminent domain, or any other legal proceedings or acts by federal, state, county, municipal, or other governmental, public, or quasi public authority, or by any corporation, person, or persons having lawful power and authority to exercise the right of condemnation, eminent domain or legal proceeding, in any way which impacts the ability to mine the coal within the Leased Premises, then this Lease shall automatically terminate with respect to any property taken on the date of such taking.
SECTION 4. ROYALTIES.
     Lessee shall pay to Lessor, at Lockbox 2495; Columbus, Ohio 43260 or at such other places as Lessor may from time to time designate in writing, during the term of this Lease, as rental hereunder, a tonnage royalty for the coal mined and sold from the Leased Premises during each calendar month of the term hereof (including any extension), to be received by Lessor within twenty (20) days from the end of the month to which payment applies, in an amount equal to the sum of (a) the greater of (i)                     % of the Gross Selling Price of the coal, or (ii)                      Dollars ($                    ) per ton and (b) a fixed royalty in the amount set forth in Exhibit B. The foregoing payments shall hereafter be referred to collectively as “Tonnage Royalty.”
     In addition to the foregoing Tonnage Royalty, Lessee shall pay a quarterly minimum deficiency of $                     due and payable on April 20, 2010, covering the period beginning January 1, 2010 until March 31, 2010. Thereafter, the quarterly minimum deficiency will be (a) $                     for each of the subsequent three quarters of 2010, (b) $                     for each quarter of 2011, (c)                      for each quarter of 2012 through 2031 (inclusive), and (d) $                     for each quarter of 2032 for each subsequent quarter for the remainder of this Lease, in each case payable on the 20th of January, April, July and October in each year this Lease is in effect, for the prior quarter’s production. Each payment of the quarterly minimum deficiency shall hereafter be referred to as a “Quarterly Deficiency Payment”. If during any quarter Lessee shall pay Tonnage Royalty that is less than the Quarterly Deficiency Payment, Lessee will pay to Lessor, at the prescribed time, the difference between the Tonnage Royalty paid and the Quarterly Deficiency Payment due. If during any quarter Lessee shall pay Tonnage Royalty that is equal to or in excess of the Quarterly Deficiency Payment, then no Quarterly Deficiency Payment shall be due for that quarter. If during any quarter the Tonnage Royalty exceeds the Quarterly Deficiency Payment due for the quarter, then Lessee has the right to recoup any unrecouped Quarterly Deficiency Payment made with respect to the preceding twenty quarters from the excess Tonnage Royalty on a first paid first recouped basis, provided, however, Quarterly Deficiency Payments paid in respect of 2010 shall not be recoupable. No Tonnage Royalty paid for coal mined in any quarter shall be credited to the payment of any Quarterly Deficiency Payment due for any succeeding quarter or quarters. These Quarterly Deficiency Payments shall forever cease in the quarter when the amount of merchantable and mineable coal remaining in the Leased Premises would yield a total Tonnage Royalty equal to the unrecouped Quarterly Deficiency Payments. If the Lessor Defaults (as defined below in Section 18) then the Quarterly Deficiency Payments shall forever cease.
     Notwithstanding any of the foregoing, should Lessee be unable to mine coal from the Leased Premises during a period of thirty (30) consecutive calendar days during the term hereof as a result of a Force Majeure, the subsequent Quarterly Deficiency Payment or Payments, as the case may be, shall be adjusted and prorated to waive the proportion of the applicable Quarterly Deficiency Payments for such days in which Lessee was unable to mine coal. The term “Force Majeure” as used herein, shall mean a nationwide strike in the coal industry or a strike at the mine or facilities on the Leased Premises, work stoppages due to labor organizing efforts, acts of God, acts of a public enemy, wars, insurrections, earthquakes, floods, loss of utilities and other causes beyond the reasonable control of Lessee.
     The term “ton” referred to herein shall mean two thousand (2,000) pounds.

     The term “coal” referred to herein shall include any low-coal content merchantable product that is sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings (collectively “Middlings”). In the event any Middlings are sold and shipped, then the Parties agree to negotiate a fair reduction to the fixed dollar portion of the Tonnage Royalty.
     Subject to the qualification hereinafter stated in this paragraph, “Gross Selling Price” of coal shall, for all purposes under this Lease, be the amount received, either directly or indirectly by Lessee or any of its affiliates or any direct or indirect financially controlled company, in any case, in the first bona fide arm’s length transaction, after preparation and/or tippling, regardless of who owns or operates such preparation or tippling facilities, f.o.b. railroad cars or other transport at the mine site, without any deduction for selling expense or sales commission. If Lessee, any affiliated company of the Lessee, or the preparer or tippler of the coal shall consume any of the coal, the price of the coal as consumed shall be considered equal to the (1) same month’s weighted average sales price of coal sold to unaffiliated customers, or (2) if there are no unaffiliated customers, the average sales price of comparable coal from the Illinois Basin in the open market.
     Lessee shall furnish to Lessor on or before the 15th day of each calendar month a statement showing the quantity of coal shipped from the Leased Premises and weights of coal, if any, consumed on the Leased Premises or at the preparation plant or tipple during the preceding calendar month. The Parties will mutually agree to methods for the ascertainment of and payment of Tonnage Royalties on the coal mined, shipped, sold, or consumed under this Lease. Lessee shall keep accurate and correct books of account showing all coal mined, and all coal consumed, transported, or shipped from the Leased Premises or elsewhere, together with the correct weights and Gross Selling Price thereof, to which books and records and the source data therefore Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee. Lessor, for like purposes, is hereby authorized to demand and require of any railroad company, trucking company or other agents transporting the products of the Leased Premises, inspection of its books and records, showing the weight and quantity of such products and pertinent information in relation thereto. Said carriers and other agents are hereby authorized and requested by Lessee to show Lessor, or its agents, all such books and records and to furnish all such information when requested.
     In the event it shall be necessary in mining coal from the Leased Premises to load the same over a tipple or tipples over which other coal is loaded, thereby mixing the coal from the Leased Premises with other coal, Lessee shall keep a strict account of the tonnage of coal from the Leased Premises as well as a strict account of the tonnage of other coal being loaded over the same tipple or tipples. The method of determining these respective tonnages shall be approved in writing by the Engineer of Lessor before other coal may be mixed with coal from the Leased Premises, such approval not to be unreasonably withheld, conditioned or delayed.

     In the event coal from the Leased Premises is so commingled, then the Gross Selling Price, as set forth in Section 4 hereof, shall be the average sales price for all coal with which coal from the Leased Premises is commingled.
     It is the intent of this Lease that Tonnage Royalty payments will be paid on a sales basis. In the event of co-mingling, all coal produced from the Leased Premises shall be reconciled to total sales along with any foreign coal that is commingled with such coal. This reconciliation shall be done monthly. The only allowable adjustment to total sales is a reduction for third party coal segregated and not commingled at any time with such coal. Lessor’s portion of total sales will be prorated based on Lessor’s percentage of total sales since the last reconciliation and adjustments made, plus or minus, at that time. There will be no other adjustments to sales tons or methods used to reconcile Lessor’s Tonnage Royalty payments unless expressly agreed to in writing by Lessor.
     In addition to the royalties and deficiency payments payable by Lessee to Lessor pursuant to this Lease, Lessee further agrees to assume any and all obligations to pay any royalty or other similar payment obligation due to third parties pursuant to any document in the chain of title affecting the properties comprising the Leased Premises.
SECTION 5. TAXES, INSURANCE AND INDEMNITY.
     Lessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Lessor’s ownership of or interest in the Leased Premises and during the continuance of this Lease, Lessee shall pay to Lessor the full amount of such taxes, levies, and assessments, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor’s statement therefore, such amounts to constitute and be treated as additional rental hereunder. Lessee shall promptly pay at the several times they become due and payable all taxes levied or assessed upon coal mined from or products manufactured from coal upon the Leased Premises. Lessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Lessor on receipt of royalties, and Lessee shall also pay all royalties for removal of coal required by any existing or future labor agreements of Lessee, its agents, operators or affiliates.
     Lessee may at any time during the continuance of this Lease, at its own cost and expense, and after reasonable notice to Lessor of its intention so to do, contest any of the taxes, levies, or assessments to be borne by Lessee as above provided. In the event of any such contest, Lessee is authorized to proceed in the name of Lessor with respect to the reversionary interest of Lessor in the Leased Premises, but Lessee shall indemnify Lessor against any costs, penalties, expenses, or interest charges arising out of such contest.
     Lessee shall submit to Lessor, for its review, a copy of annual reports or returns prepared pursuant to laws or regulations in the State of Illinois with respect to Lessor’s ownership or interest. It is understood and agreed that the taxes levied or assessed from such reports are based, in part, upon the permitting and/or production of Lessee and for that reason, Lessee’s payments to Lessor as provided for in this section shall continue and survive any termination or cancellation of this Lease for one year.
     Lessee agrees that it shall comply with all of the terms and provisions of the Black Lung Laws (defined below) and will secure the payment of Black Lung Benefits (defined below) as hereinafter provided. “Black Lung Laws” mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. I et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. “Black Lung Benefits” means any and all benefits payable pursuant to the Black Lung Laws. Lessee acknowledges that, as between itself and Lessor, it is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Leased Premises and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged in by Lessee pursuant to the terms of this Lease with respect to any claim for Black Lung Benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on the Leased Premises or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease, or who otherwise may be liable for the payment of Black Lung Benefits, to secure the payment of such Black Lung Benefits to or on account of employees or former employees in accordance with the Black Lung Laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all Black Lung Laws for the payment of such Black Lung Benefits. Without limiting the generality of Lessee’s obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all Black Lung Benefits required to be paid under the Black Lung Laws by reason of mining, construction, transportation, and related activities under this Lease, and Lessee does hereby agree that it will indemnify and hold Lessor harmless from any liability or expenses, including reasonable attorney fees and expenses, which Lessor may suffer directly or indirectly, as a result of or with respect to any claim for Black Lung Benefits filed by or on account of any of Lessee’s employees or former employees, or employees or former employees of others who may be required to secure the payment of Black Lung Benefits as provided above. Notwithstanding anything in this Lease to the contrary, this Lease does not empower Lessor to make any decisions and Lessor hereby expressly waives and disclaims any right to make any decisions with respect to the terms and conditions under which the coal is extracted or prepared, such as, but not limited to, the manner of extraction or preparation or the amount of coal to be produced at any particular time, all within the meaning of the Black Lung Laws. The parties hereto do acknowledge, however, that Lessor has reserved certain rights and has imposed certain requirements under the terms of this Lease solely for the purpose of preventing waste and protecting the reserved rights of Lessor.

     Lessee further covenants and agrees that all employees of Lessee, or any of its affiliates, and/or any and all other persons performing work on the Leased Premises pursuant to the rights granted in this Lease will be fully covered by or insured at all times by workers’ compensation, and to that end Lessee shall comply with all applicable workers’ compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments. Lessee covenants and agrees to indemnify and save harmless Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns from and against (a) any and all claims, demands, actions or causes of action by or on behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or any other persons or entities acting by direct or indirect authority of Lessee or pursuant to any rights granted in this Lease or (ii) the use and enjoyment of the Leased Premises pursuant to this Lease or (iii) the approval by Lessor of any plans of the Lessee and (b) any and all costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon, all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee immediately upon notification from Lessor to Lessee that the same have been incurred. Provided, further, that indemnity obligations under this Lease exclude Lessor’s lost profit and punitive, exemplary, special or consequential damages. Provided, further, that Lessee shall have no liability under indemnity obligations in this Lease unless Lessor timely informs Lessee of a claim, demand, action or cause of action and gives Lessee the right to assume the defense.
     During the term of this Lease, Lessee shall carry, with a limit of $1 million per person and $5 million per occurrence, coal mine liability and contractual liability insurance. Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns shall be named as additional insureds and provided a certificate of insurance reflecting such coverage, which shall not be cancelable except after thirty (30) days’ notice to Lessor. Such insurance shall provide a waiver of subrogation for all claims regarding this lease and be written on an “occurrence” basis unless the policy is available only on a “claims made” basis, in which case such “claims made” insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Lease, or until final release of Lessee’s environmental reclamation bonds required by any regulatory authority, whichever shall last occur.
     If Lessor receives notice of any alleged default under or any alleged non-compliance with any deed or lease covered by this Lease, whether or not such deed or lease is listed in Exhibit A, or with respect to any property covered by this Lease, Lessor shall give notice of the same to Lessee within two (2) business days after receiving the same in accordance with the provisions of Section 11 of this Lease; and Lessee shall then have the right and obligation to address and resolve such alleged default or non-compliance.
SECTION 6. METHOD OF OPERATION.

     Lessee covenants and agrees that when it commences operation in any coal leased herein it will thereafter diligently prosecute its operations hereunder utilizing modern mining equipment best suited for the prevailing mining conditions so as to develop thoroughly the coal herein leased and to conduct such operations in a careful, skillful, and workmanlike manner, and in compliance with the present and any future laws of the State of Illinois or any other applicable state and of the United States, and also according to the rules and practices of good mining and with due regard for the value of the Leased Premises as a coal producing property.
     Lessee shall be solely responsible for complying with all present and future laws and governmental regulations, including environmental laws and regulations, impacting on or controlling mining and related operations on the Leased Premises, which responsibility shall survive until final release of Lessee’s environmental reclamation bonds required by any regulatory authority or termination of this Lease, whichever shall last occur. If, as a result of Lessee’s operations hereunder, laws or governmental regulations are violated, or are claimed to be violated by the government, then Lessee shall indemnify Lessor and hold it harmless from any penalties, fines, costs, and expenses, including legal fees and court costs, imposed upon or incurred by Lessor as a result of said claim, violation or violations.
     Notwithstanding Lessee’s obligation to comply with all laws, rules, regulations and orders as set forth above, Lessor shall not declare a default hereunder solely as a result of routine operational violations which Lessee cures or abates as promptly as practical. Lessee shall be solely responsible for treatment of any water discharge caused by its operations, if required by present or future law or regulation, which responsibility shall survive until final release of Lessee’s environmental reclamation bonds required by any regulatory authority or termination of this Lease, whichever shall last occur.
     Lessee shall provide Lessor a permit map as a matter of information, in a format acceptable to Lessor, for any coal seams being permitted on the Leased Premises at the time of execution of this Lease and at the time of any subsequent permit submittal and at the time of any revisions and amendments thereof.
     Lessee acknowledges that Lessor holds the Leased Premises for the purpose of maximizing the royalty revenue generated therefrom and agrees that it will work and mine the coal in accordance with said purpose and in accordance with general and detail maps and plans of mining and descriptions to be prepared by Lessee (hereinafter collectively called “Mine Plans”) and will submit a copy of same to the Lessor in a digital format acceptable to Lessor, if available. Said Mine Plans shall take into consideration the entire area proposed to be developed by Lessee, and shall make suitable provisions for (1) the proper protection of overlying and underlying seams so that they may be economically mined at a later date and (2) the reasonable and proper removal of all the mineable and merchantable coal from the Leased Premises. No Mine Plan shall be proposed which, if adopted, would render otherwise mineable and merchantable coal unmineable or unmerchantable or substantially more difficult or expensive to mine. The said Mine Plans shall be submitted to the Lessor at least 30 days prior to the commencement of any operation on the Leased Premises. In the event Lessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Lease, Lessor shall so notify Lessee within thirty (30) days of receipt of the Mine Plan, in which event Lessee will reasonably modify said Mine Plans to comply with the terms and conditions hereof. If Lessor makes no objection to a proposed Mine Plan within thirty (30) days of receipt of the Mine Plan, then Lessor’s agreement with the Mine Plan is conclusively established for all purposes under this Lease. No material change in, modification of, or departures from any Mine Plans so approved shall be made in the development or operation of the mine or mines except pursuant to modified Mine Plans submitted by Lessee to Lessor for the purpose of allowing Lessor to determine that said modification complies with the terms of this Lease. Lessor shall have thirty (30) days from receipt of a modified Mine Plan to object. If Lessor makes no objection to a proposed modified Mine Plan within thirty (30) days of receipt of the modified Mine Plan, then Lessor’s agreement with the Mine Plan, as modified, is conclusively established for all purposes under this Lease. Lessor’s right to notify Lessee that proposed Mining Plans fail to comply with this Lease is a right reserved solely to protect Lessor’s interest in the Leased Premises and to prevent waste and is not intended to give and shall not be construed to give Lessor any control over Lessee’s operations. Lessor shall have no authority to determine the manner in which or the methods by which any of Lessee’s mining operations are to be conducted, all of which shall be solely determined by Lessee.
     Lessee shall have no right, without prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed, to deposit slate, coal refuse, water or refuse of any kind on or in the Leased Premises in any manner or at any place which will materially impair Lessee’s ability or right to mine and remove any of the coal within the Leased Premises.
     Lessee may conduct its operations under this Lease through its contractors or agents when approval has been granted in writing by Lessor, such approval not to be unreasonably withheld, conditioned or delayed, provided in any case Lessee shall be and remain liable to Lessor for all obligations of the Lessee under this authority, and subject to any reasonable conditions imposed by Lessor in granting its consent.
     If it is found and reported to Lessee in writing by an agent of Lessor that in the progress of the work any areas of merchantable and mineable coal have been passed by or abandoned with the result that coal has not been mined and removed, which in accordance with generally accepted good mining practice should have been mined and removed, it shall be the duty of Lessee to return as soon as possible to such areas and mine and remove the coal therefrom, or failing so to do, Lessee shall account for the coal contained therein and pay the Tonnage Royalty therefore the same as though it had been mined.
     Lessee shall employ a competent mining engineer, duly registered in the State of Illinois or any other applicable states and acceptable to Lessor, whose duty it shall be to keep up the mine surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Lessor, or its duly authorized agents, and copies furnished to the Engineer of Lessor at any time upon request but without such request at a minimum of on or before February

1, May 1, August 1 and November 1 of each year. Such maps shall show the location of all coal section numbers obtained by Lessee in addition to those measured by Lessor during mine inspections in a form convenient to Lessee and acceptable to the Engineer of Lessor. Upon request, Lessee shall provide to Lessor, on the date designated by Lessor, either monthly, quarterly or annually tonnage and sales price forecasts, as prescribed by Lessor, for coal to be mined from the Leased Premises in future years.
     Lessee shall furnish Lessor copies of data derived from any and all coal exploration activities within the Leased Premises, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.
     Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all laboratory analyses made of coal mined from the Leased Premises.
     Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all of Lessee’s correspondence with government agencies or departments that pertain to the Leased Premises, or to operations undertaken or to be undertaken thereon.
     Lessor, through its duly authorized agents, shall at all reasonable times have the right to enter the surface and said mines, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use freely the means of access to said mines and the workings thereof without hindrance, but in such manner as not unreasonably to interfere with the operation thereof.
SECTION 7. REMEDIES OF LESSOR.
     If default be made by Lessee in the payment of the rentals and royalties herein and such default shall continue for a period of fifteen (15) days after written notification thereof has been posted to Lessee, then in each such event, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by, or through Lessee, and pursue any and all other remedies available under the laws of the State of Illinois for violation of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive.
     If default be made by Lessee in the performance of any of the other terms or conditions hereof required to be kept or performed by Lessee and such default shall continue for a period of thirty (30) days after written notification thereof has been posted to Lessee, and in the event that Lessee is not reasonably engaged in curing the said default, then in such event, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by or through Lessee, and pursue any and all other remedies available under the laws of the State of Illinois for violations of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive. Lessee shall notify Lessor of its proposed cure actions and continue to keep Lessor informed on a regular basis of the actions taken and results thereof. No action by Lessor pursuant to this Section 7 shall impair the right to rental and royalties (including without limitation Tonnage Royalties and Quarterly Deficiency Payments) due or accrued up to the time of termination and re-entry hereunder, but none shall be charged for any period thereafter.
     Provided, however, if Lessor, at any time, has provided notice of a Financing Cessation (as defined in the Purchase Agreement) then the cure periods set forth above shall be two hundred seventy (270) days from the date of such notice. In the event such Financing Cessation concludes prior to the end of such 270-day cure period as a result of Lessor paying the applicable portion of the Purchase Price at an Applicable Closing which was delayed as a result of such Financing Cessation, then Lessee shall have the cure periods set forth in the first two paragraphs of this Section 7 to cure and correct any defaults that have occurred during the just concluded period of Financing Cessation.
     Lessee further agrees that if the interest of Lessee in the Leased Premises shall be sold on execution or judicial sale, or if bankruptcy proceedings be begun by Lessee, or if Lessee be adjudged a bankrupt, or it makes an assignment for the benefit of creditors, or a receiver be appointed for it or for the Leased Premises, or if an assignment occurs by operation of law, then, and in any such event, this Lease shall forthwith terminate and be forfeited and the Leased Premises and all improvements thereon shall forthwith become the property of Lessor, without compensation to Lessee, and without refund of any royalties or deficiency payments paid hereunder.
SECTION 8. ASSIGNMENT OR SUBLETTING.
     Except for a Permitted Transfer, as defined below, Lessee covenants and agrees that it will not sell, assign, sublease, mortgage, pledge or otherwise transfer or encumber (collectively “Transfer”) this Lease or any rights, interests or estates created by this Lease or all or any portion of the Leased Premises, either voluntarily or by operation of law or allow any third party to mine on the Leased Premises under any form of agreement or contract, without having first obtained the written consent of Lessor (which may be arbitrarily withheld).
     Provided, however, that the prohibitions in the preceding paragraph are subject to the following Permitted Transfers. Any Transfer to an affiliate of Lessee herein is a Permitted Transfer. An entity is an affiliate if more than 51% of the equity interests and voting power of the entity to which this Lease is being transferred is owned or controlled by the same individual or individuals who owned or controlled more than 51% of the equity interests and voting power of Lessee at the time of execution of this Lease. Any Transfer to a Reputable and Prudent Coal Mining Company is a Permitted Transfer. A Reputable and Prudent Coal Mining Company shall mean any entity, or its parent or affiliate that over the three years immediately preceding the date of such Permitted Transfer (i) has produced not less than 5 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis; (ii) has not filed a voluntary bankruptcy proceeding or been declared a bankrupt; (iii) has not been blocked by any governmental authority from holding any necessary mining permits; (iv) is not known to have forfeited any leases for coal reserves as a result of uncured defaults under such leases and (v) has a net worth of $25,000,000 or more on a consolidated basis. Any Transfer to an exchange traded public company is a Permitted Transfer. Any Transfer to an entity in which the individual or individuals owning Lessee at the time of the execution of this Lease contribute Lessee to allow the successor entity to issue shares to the public in a public offering is a Permitted Transfer. Any Transfer to a lender or group of lenders to Lessee wherein Lessee is pledging or encumbering its leasehold interest in this lease as security for or in return for the loan and said loan or financing is in an amount in excess of $10,000,000, is a Permitted Transfer; provided, however, that the lender may not subsequently Transfer such interests to any entity other than a Reputable and Prudent Coal Mining Company. Provided further, however, that for the purposes of any transfer by a lender, a Reputable and Prudent Coal Mining Company shall include any entity, or its parent or affiliate that satisfies clauses (ii), (iii) and (iv) above and has produced not less than 2 million tons of coal whether directly and/or indirectly through its wholly owned subsidiaries or contract miners or predecessor companies on an annualized basis and over the three years prior had average gross revenues from the sale of coal of $5 million or more.
     A “Transfer of Control” of Lessee or its permitted transferee (determined in accordance with the preceding provisions of this Section 8), either voluntarily or by operation of law, shall constitute a Transfer of the Lease under this section. “Transfer of Control” as used in the foregoing shall include an outright sale, assignment or transfer of sufficient membership interests to vest more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) in persons or entities who are different than those persons or entities which directly own more than 50% of Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer).
     Accordingly, a Transfer of Control shall have occurred whenever more than 50% of Lessee’s membership interests (or the equity interests or voting power in its permitted transferee) shall become subject to the direct ownership of a person or entity or group of related persons or entities who are different than those persons or entities which directly own Lessee’s membership interests as of the effective date of this Lease (or with respect to a permitted transferee, those persons or entities which directly own more than 50% of the equity interests or voting power of such permitted transferee as of the effective date of such permitted Transfer). Notwithstanding anything herein to the contrary, a sale, assignment or transfer of any or all of the voting power or equity interests in any parent entity that directly or indirectly owns Lessee shall not constitute a prohibited assignment hereunder nor require Lessor’s consent.
     In the case of an assignment, Lessee will first obtain and present to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee.

     Any such Transfer, Transfer of Control or Permitted Transfer shall not relieve Lessee from its obligations to comply with all the covenants, terms, conditions and provisions of this Lease, unless otherwise agreed in writing by Lessor. In the event Lessor consents to any Transfer or Transfer of Control, such consent shall not relieve Lessee and/or any transferee, assignee, sublessee, etc. from securing Lessor’s written consent to any further Transfer or Transfer of Control, other than a Permitted Transfer, nor shall any such consent be construed as a consent to any further transfer or Transfer of Control, other than a Permitted Transfer, or as a waiver of any portion of this section or of Lessor’s rights hereunder.
     Upon the occurrence of any such Transfer without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.
     Any direct or indirect Transfer or Transfer of Control in violation of this Section 8 shall be null and void and shall have no force or effect.
SECTION 9. WAIVERS AND RELEASES, ETC.
     No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Lease shall be valid or set up or relied upon by Lessor or Lessee, or offered by either of said parties in any judicial proceeding or other proceeding or otherwise, unless the same is in writing duly exercised by Lessor and Lessee. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof.
SECTION 10. FORUM SELECTION, WAIVER OF JURY TRIAL AND LIMITATION OF REMEDIES.
     In the event that either party to this Agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of courts of appropriate jurisdiction sitting in Montgomery County, Illinois, or the United States District Court for the Central District of Illinois. The parties hereby waive any argument at any time in the future that such venue is inconvenient or otherwise improper.
     THE PARTIES TO THIS AGREEMENT AGREE TO AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

     Notwithstanding any other provision of this Agreement, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE.
SECTION 11. NOTICES.
     Until written notice of a different address, all notices that are anywhere in this Lease provided to be given shall be served upon or mailed to Lessee at: 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410, with a copy to: Brian Glasser, Bailey & Glasser, LLP, 209 Capitol Street, Charleston, West Virginia, 25301, and to Lessor at: 5260 Irwin Road, Huntington, West Virginia 25705, with a copy to: Wyatt Hogan, 601 Jefferson, Suite 3600, Houston, Texas 77002.
SECTION 12. WARRANTY.
     The Lessor, for itself, its successors and assigns, does hereby covenant and agree with the Lessee, subject to the exceptions and reservations herein set forth, and subject to such limitations, restrictions and defects in Lessor’s title to the Leased Premises as were in existence at the time of Lessor’s acquisition of title to the various properties comprising the Leased Premises, that upon the payment of the rentals and royalties and the performance of all and singular the covenants and agreements aforesaid, said Lessee shall and may peaceably and quietly have and enjoy said Leased Premises for and during the term aforesaid, and for the purposes aforesaid, free from any let or hindrance by the Lessor, its successors and assigns. Lessor does not warrant generally its title to the Leased Premises but warrants only that it has done no act to encumber the titles that it acquired to the various properties comprising the Leased Premises since its acquisition of said properties that would interfere with the operations of the Lessee hereunder. In the event that Lessee did not have the right to mine coal in any part of the Leased Premises because of the rights of a holder of an outstanding superior title antedating Lessor’s acquisition of title to the tract or tracts in question, if the Lessee has mined and removed a part or all of the coal therefrom and paid the Lessor therefore on the royalty basis, the Lessor agrees to repay to the Lessee the amount of royalty so paid, without interest, but the Lessor shall not be otherwise liable for any damage to Lessee on account of the mining and removing of said coal by the Lessee.
SECTION 13. INTEREST.
     In the event of failure of either party to pay any sums of money due under this Lease after notice of the same has been delivered pursuant to Section 11 and, in the case of Lessee failure, Section 7, and in addition to all other rights of the parties hereunder, the party to whom such sums are owed shall have the right, without further notice, to assess interest on all such past due sums at the rate of one percent (1%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by either party shall in no way be deemed or construed to be a waiver of any obligation hereunder to promptly pay all sums due, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement of any other provisions of this Lease or any other right of the parties hereunder.
SECTION 14. SUCCESSORS AND ASSIGNS.
     All covenants, agreements, and conditions herein set forth to be performed by or on behalf of Lessor or Lessee shall bind their respective successors and permitted assigns, whether so expressed or not, and shall inure to the benefit not only of Lessor and Lessee, but also to the benefit of their respective successors and permitted assigns; but this Section 14 shall not be construed as in anywise modifying the provisions of Section 8 hereof.
SECTION 15. REMOVAL OF PROPERTY.
     Lessee, having performed all the terms and conditions of this Lease to be by it performed, or having decided not to extend the Lease for an additional term, or having mined all the merchantable and mineable coal herein demised, may, within six (6) months thereafter, remove any and all mobile mining equipment and personal property owned by Lessee. If the Lessee shall fail to remove any of the mobile mining equipment and personal property described above within said six (6) months, then at Lessor’s option the same shall thereupon be and become the absolute property of Lessor.
SECTION 16. TRANSPORTATION OF COAL MINED FROM ADJACENT TRACTS.
     During any Lease year in which Lessee operates a mine and/or a surface facility on the Leased Premises and pays Tonnage Royalty during that year in an amount equal to the sum of the four Quarterly Deficiency Payments due for that year, Lessee shall have the right to transport foreign coal into or through the Leased Premises in consideration of which Lessee agrees to pay to Lessor on or before the 20th day of January following the year in which such foreign coal is so transported a wheelage charge equal to one-half of one percent (0.5%) of the Gross Selling Price of the foreign coal so transported. For purposes of this section, the term “foreign coal” shall mean any coal other than coal mined from the Leased Premises that is controlled by anyone other than an affiliate of Lessee. Lessee shall have the right to transport coal, which is not foreign coal into, or through the Leased Premises free of such wheelage charge.
SECTION 17. CHOICE OF LAW.
     This Lease shall be governed by and construed in accordance with the domestic laws of Illinois without giving effect to any choice or conflict of law provision or rule (whether of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Illinois.
SECTION 18. DEFAULT BY LESSOR.

     If Lessor fails to pay any portion of the Purchase Price at any Applicable Closing (as each are defined in the Purchase Agreement) under the Purchase Agreement when all conditions to such Applicable Closing have been satisfied and either (i) does not claim Financial Cessation or (ii) the 270-day grace period allowed under Section 2.3(j) of the Purchase Agreement expires without payment of the Purchase Price at any Applicable Closing (a “Default”), then Lessor and Lessee shall convey certain properties to one another as set forth in this Section 18, and only those properties for which Lessor retains the Coals Rights will remain Leased Premises owned or controlled by Lessor and subject to lease by Lessee.
     If Lessor Defaults prior to Closing 2, then the Leased Premises shall be as set forth on Exhibit C-1, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 3, then the Leased Premises shall be as set forth on Exhibit C-2, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 4, then the Leased Premises shall be as set forth on Exhibit C-3, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 5, then the Leased Premises shall be as set forth on Exhibit C-4, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 6, then the Leased Premises shall be as set forth on Exhibit C-5, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 7, then the Leased Premises shall be as set forth on Exhibit C-6, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     If Lessor Defaults prior to Closing 8, then the Leased Premises shall be as set forth on Exhibit C-7, and Lessor and Lessee agree to convey Coal Rights to one another, as the case may be in order to achieve this result.
     Lessor and Lessee agree to reasonably cooperate with one another to effect these transfers in order to achieve the ownership by Lessor of only those Leased Premises set forth on Exhibit C-1 through Exhibit C-7, as applicable.
[Signature Page Follows]

     IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed in their respective names by their respective representatives thereunto duly authorized, all as of the day and year first above written.
Executed in duplicate.
WPP LLC
By: NRP (OPERATING) LLC
its Sole Member

By:
Name:	Nick Carter
Title:	President and Chief Operating Officer
HILLSBORO ENERGY LLC

By:
Name:	Donald R. Holcomb
Title:	Authorized Representative

STATE OF	)
	)	SS:
COUNTY OF	)
     I,                                         , a Notary Public in and for the County and State aforesaid, do hereby certify that Nick Carter, the President and Chief Operating Officer of NRP (OPERATING) LLC which is the sole member of WPP LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such President and Chief Operating Officer of NRP (OPERATING) LLC which is sole member of WPP LLC, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this 10th day of September, 2009.

Notary Public

My Commission Expires:

STATE OF	)
	)	SS:
COUNTY OF	)
     I,                                         , a Notary Public in and for the County and State aforesaid, do hereby certify that Donald R. Holcomb, the Authorized Representative of Hillsboro Energy LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Authorized Representative, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this 10th day of September, 2009.

Notary Public

My Commission Expires:
This instrument was prepared by:
Bailey & Glasser, LLP
209 Capitol Street
Charleston, WV 25301

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

PREPARED BY:

Bailey & Glasser, LLP
209 Capitol Street
Charleston, WV 25301

AFTER RECORDING
RETURN TO AND SEND TAX STATEMENTS TO:

WPP LLC
5260 Irwin Road
Huntington, WV 25705
RECORDER’S STAMP

STATE OF ILLINOIS	§ §
COUNTY OF MONTGOMERY	§
     THIS ASSIGNMENT OF LEASES (this “Assignment”) is made this ________ (the “Closing Date”) pursuant to that certain Purchase and Sale Agreement dated as of September 10, 2009 (the “Agreement”), and is from Colt, LLC, a Delaware limited liability company with an address of 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, Florida 33410 (“Assignor”), to WPP LLC, a Delaware limited liability company with an address of 5260 Irwin Road Huntington, West Virginia 25705 (“Assignee”).
     RECITALS:
     WHEREAS, Assignor and Assignee entered into the Agreement; and
     WHEREAS, as of the Closing Date, Assignor is assigning and conveying to Assignee all of Assignor’s interests in those certain real property assets related to the ________ Mine near ________, Montgomery County, Illinois and which are identified on Exhibit “A” attached hereto (all referred to herein as “Leases”); and
     WHEREAS, in accordance with the terms of this Assignment and the Agreement, Assignor desires to assign to Assignee all of the right, title and interest in, to and under the Leases described in Exhibit A attached hereto and incorporated herein by this reference, and Assignee, subject to the terms and conditions of the Agreement and the Coal Mining Lease and Sublease Agreement by and between Assignor and Assignee dated as of September 10, 2009 (“Coal Mining Lease”), desires to assume all obligations of Assignor under said Leases arising after the date of this Assignment.

     NOW, THEREFORE, for and in consideration of the foregoing and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged:
     1. Assignor hereby assigns, transfers, conveys, grants and signs over unto Assignee all right, title and interest of Assignor in the Leases.
     2. Assignor represents and warrants to Assignee that, except as previously disclosed to Assignee in writing, each of the Leases is valid and subsisting, there is no default under any of the Leases and all payments required under each of the Leases has been made.
     3. This Assignment is made subject to the terms and conditions of the Agreement and the Coal Mining Lease, and Assignee hereby accepts such assignment and agrees to perform all obligations of Assignor under such Leases occurring after Closing Date.
     4. The provisions of this Assignment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
     5. This Assignment may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
     6. This Assignment is subject to the terms of the Agreement including but not limited to assumption of liability and indemnification provisions therein. Any capitalized terms in this Assignment not defined herein have the meaning given to them in the Agreement.
     In the event of a conflict between the terms of this Assignment and the Agreement, the terms of the Agreement shall prevail.
[Signature Page and Acknowledgements Follow]

ASSIGNOR:		ASSIGNEE:

COLT, LLC		WPP LLC

		By:	NRP (OPERATING) LLC
By:		Its:	Sole Member
Name:	Donald R. Holcomb

Title:	Authorized Representative		By:

			Name:	Nick Carter
Date:			Title:	President and Chief Operating Officer

Date:

ACKNOWLEDGEMENTS

STATE OF	)
	)	SS:
COUNTY OF	)
     I, ________ , a Notary Public in and for the County and State aforesaid, do hereby certify that Nick Carter, the President and Chief Operating Officer of NRP (OPERATING) LLC which is the sole member of WPP LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such President and Chief Operating Officer of NRP (OPERATING) LLC which is sole member of WPP LLC, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this ________day of ________.

Notary Public

My Commission Expires:
STATE OF	) )	SS:
COUNTY OF	)
     I, ________, a Notary Public in and for the County and State aforesaid, do hereby certify that Donald R. Holcomb, the Authorized Representative of Colt, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such Authorized Representative, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.
     GIVEN under my hand and notarial seal this _________day of _________.

Notary Public

My Commission Expires:

E- 4